Exhibit 10.26

AMENDED AND RESTATED

EXCLUSIVITY AGREEMENT

This Amended and Restated Exclusivity Agreement is made and entered into as of June 30, 2005, and amends and restates in its entirety that certain Letter Agreement dated August 19, 2002 (the “Original Agreement”) by and between CFSC Capital Corp. XXXIV, a Delaware corporation (“Lender”), and NCOP Lakes, Inc., a Nevada corporation (“Lakes”), NCO Financial Systems, Inc., a Delaware corporation (“Servicer”), NCO Portfolio Management, Inc., a Delaware corporation (“Parent”), and NCO Group, Inc., a Pennsylvania corporation (“NCOG”). Also joining in this Agreement are NCOP Capital, Inc., a Nevada corporation (“NCOP Capital”), and NCOP Capital I, LLC, a Nevada limited liability company (“NCOP I”), which have previously acknowledged and agreed to be bound by the terms of the Original Agreement. Additional entities may join in this Amended and Restated Exclusivity Agreement as provided herein.

Lender has from time to time entered into Credit Agreements (collectively, the “Credit Agreements”) with Lakes, NCOP Capital and NCOP I (collectively, the “Borrowers”). Borrowers are wholly owned subsidiaries of Parent. Additional affiliates of Parent may enter into additional Credit Agreements in the future as contemplated hereby, each of which shall be considered a Credit Agreement for the purposes hereof. Affiliates of Lender (collectively the “Cargill Venturers”) may enter into joint investment arrangements (to be negotiated consistent with the terms set forth on Exhibit A) (collectively “Joint Venture Agreements” or “Joint Ventures”) with affiliates of Parent (collectively the “NCO Venturers”) for the purpose of acquiring interests in certain classes of assets described in items 1, 3 and 4 on Exhibit A attached hereto. (The Credit Agreements and Joint Venture Agreements are collectively referred to herein as “Finance Agreements”.)

1. In order to induce Lender and the Cargill Venturers to make loans under the Credit Agreements and investments under the Joint Venture Agreements and as a condition precedent to such loans and investments, the Borrowers, the Parent, the Servicer and NCOG (collectively, the Borrowers, the Parent, the Servicer and NCOG are herein called the “Grantors”), on behalf of themselves and on behalf of all parties, whether now existing or subsequently formed, including any existing or future NCO Venturers, which are related to, controlling, or controlled by, or under common control with any one or more of the Grantors (either through financial investment or management responsibility), or any member or equity holder of any Grantor which holds fifty percent (50%) or more of the membership or other equity interests in such Grantor (collectively, the “Affiliated Parties”), hereby grant to the Lender or the Cargill Venturers, pursuant to the terms and conditions of this Agreement, the exclusive right to finance (under the terms of the Credit Agreements) or joint venture (under the terms of the Joint Venture Agreements) debt obligations of the following classes (collectively, the “Obligations”) to be acquired by any of the Grantors or any Affiliated Party at any time from and after the date hereof to and including June 30, 2009 or such later date as the parties hereto may subsequently designate in writing (the “Termination Date”). “Obligations” shall include portfolios of debt of the following types:

(a) US-based consumer debt with a purchase price equal to or greater than $1,000,000.

(b) Non- US-based consumer debt.

(c) Portfolios of payments due for health-care goods or services.

Notwithstanding anything to the contrary contained herein, the Grantors shall not be in violation of this Agreement as a result of maintaining, renewing or extending, or performing under, any existing joint venture arrangement between Marlin Integrated Holding Corporation or its affiliates and NCOG and its subsidiaries, including, without limitation, Inovision-Medclr NCOP Ventures, LLC, Inovision-Medclr-NCOP-NF, L.L.C., Inovision-Medclr-NCOP-F, L.L.C. and NCOP/Marlin, Inc., as such existing joint venture arrangements may be amended from time to time, provided that such existing joint venture arrangements are not amended to add new Obligations other than in a manner expressly permitted hereunder.

2. The Grantors agree, on behalf of themselves and on behalf of each Affiliated Party, that in the event any Grantor or any Affiliated Party desires to purchase any Obligations, such Grantor or such Affiliated Party, as applicable, shall not purchase such Obligations until the Lender or appropriate Cargill Venturer shall have been given the opportunity to exercise its exclusive right to finance or invest in the purchase of such Obligations pursuant to the terms of this Agreement and a Finance Agreement. Thereafter, the Financier (as defined below) shall accept or reject such Finance Request (as defined below) within 5 days in accordance with the provisions of the applicable Finance Agreement. Failure to accept such a request within 5 days in accordance with the provisions of the applicable Finance Agreement shall be deemed a rejection. The economic terms pertaining to advance rates, equity participations and residual sharing arrangements with respect to classes of transactions shall be as set forth on Exhibit A attached hereto; provided, however, that the Lender, or the appropriate Cargill Venturer, in its sole discretion, may agree to economic terms more favorable to the Grantor or the Affiliated Party on a transaction-by-transaction basis.

3. In the event that any of the Grantors or any Affiliated Party desires to purchase any Obligations, the Grantors shall cause the appropriate Borrower or NCO Venturer (a “Purchaser”) that is the proposed Purchaser to provide to the Lender or the appropriate Cargill Venturer (a “Financier”) with respect to such Obligations a request (“Finance Request”) and a related bid package in accordance with the provisions of the applicable Finance Agreement. Thereafter, the Financier shall accept or reject such Finance Request within 5 days in accordance with the provisions of the applicable Finance Agreement. Failure to accept such a request within 5 days in accordance with the provisions of the applicable Finance Agreement shall be deemed a rejection. If the Financier accepts such Finance Request, in the case of a transaction subject to a Credit Agreement and the Borrower is the winning bidder and elects to close on the purchase, (i) the Borrower shall borrow thereunder in its own name and acquire the assets therein described in its own name or (ii) the Borrower shall request that the Lender enter into a new set of loan documents with a newly created entity owned by the owners of the Borrower (herein, a “New Borrower”), on substantially the same terms and conditions as the loan documents contemplated by the existing Credit Agreement for NCOP Capital or hereby and, upon consummation of the execution and delivery of such new loan documents in form and content acceptable to the Lender

(the “New Loan Documents”), satisfaction of all terms and conditions for borrowing thereunder, the Lender shall permit the New Borrower to satisfy the obligations of the Grantors hereunder with respect to such accepted Finance Request. (Upon entering into a Credit Agreement, a New Borrower shall join in this Agreement by executing and delivering to Lender a joinder agreement in the form of Exhibit B attached hereto.) The Grantors shall reimburse the Lender for all costs and expenses, including fees and disbursements of counsel to the Lender, incurred in connection with negotiation, preparation and delivery of the New Loan Documents, which amounts shall be due and payable upon demand of the Lender and shall not be paid from the proceeds of assets acquired. If the Financier accepts such Finance Request, in the case of a transaction subject to a Joint Venture arrangement and the Joint Venture is the winning bidder and elects to close on the purchase, (i) the appropriate Joint Venture shall acquire the assets therein described in its own name or (ii) affiliates of Lender and Parent shall enter into a new Joint Venture Agreement in order to form a newly created Joint Venture (herein, a “New Joint Venture”), on substantially the same terms and conditions contemplated by attached Exhibit A or otherwise hereby and, upon consummation of the execution and delivery of such new Joint Venture documents in form and content acceptable to the respective Joint Venturers (the “New Joint Venture Documents”), satisfaction of all terms and conditions for a purchase thereunder, the Cargill Venturer shall permit the New Joint Venturer to satisfy the obligations of the Grantors hereunder with respect to such accepted Finance Request. (Upon entering into a Joint Venture Agreement, a New Joint Venturer shall join in this Agreement by executing and delivering to Lender a joinder agreement in the form of Exhibit B attached hereto.) If the Financier rejects a Finance Request, thereafter any Grantor or any Affiliated Party (other than an existing Borrower or NCO Joint Venturer) may purchase such Obligations with its own funds, funds from the NCOG’s credit facilities or may obtain financing to purchase such Obligations from another party, provided the economic terms of such requested financing are no more favorable to such other party than those permitted to be offered to the Financier pursuant to the Finance Request submitted to the Financier with respect to such Obligations. A purchase completed in accordance with the requirements of this paragraph shall be referred to as a “Complying Purchase.”

4. In a circumstance where the Parent or an Affiliated Party (other than a Borrower or existing NCO Venturer) desires to purchase Obligations without first complying with the requirements for a Complying Purchase, such Parent or Affiliated Party, as applicable, may do so provided that it shall:

(a) notify the appropriate Lender or Cargill Venturer in writing prior to such purchase, which notice shall include a description of the Obligations to be purchased and the purchase price and estimated purchase expenses for such Obligations;

(b) purchase such Obligations pursuant to a purchase agreement (the “Purchase Agreement”) that is fully assignable to the appropriate Borrower or NCO Venturer;

(c) immediately offer to assign all of such purchaser’s, right, title and interest in and to such Obligations, the Purchase Agreement and any UCC-1 financing statement or other security received in connection therewith to the appropriate Purchaser pursuant to an assignment agreement (the “Assignment Agreement”) under which the Parent or such Affiliated Party shall represent and warrant that (1) the Parent or Affiliated Party, as applicable, has not conducted any collection activities outside the ordinary course of business with respect to the Obligations purchased under the Purchase Agreement, and (2) any amount paid by the Purchaser to the Parent or Affiliated Party, as applicable, in connection with the execution and delivery of the Assignment Agreement contains no administrative expense or other fee in favor of the Parent or Affiliated Party, as applicable, and such amount does not, when aggregated with all amounts still owing to the seller under the Purchase Agreement, exceed the purchase price and estimated expenses set forth in the notice in (a) above;

(d) cause a Purchaser or a New Borrower or New Joint Venture to comply with the requirements for a Complying Purchase above;

(e) upon the receipt by a Purchaser or a New Borrower or New Joint Venture of an accepted Finance Request with respect thereto, properly execute and deliver the Assignment Agreement and all other documents required to properly assign all such purchaser’s right, title and interest in and to (i) such Obligations free of all liens, claims or other encumbrances, (ii) the Purchase Agreement and (iii) any UCC-1 financing statement or other security received in connection therewith, in each case, to the applicable Purchaser, New Borrower or New Joint Venturer (it being understood and agreed that, in connection with any such transaction, the agreements shall provide that the Financier and each other applicable party receives all of the economic benefits to which it would have been entitled had the Obligations been initially acquired through a Complying Purchase);

(f) at all times prior to the Financier’s rejection of a Finance Request in accordance with the applicable Finance Agreement with respect thereto, treat such Obligations as held in trust for the applicable Purchaser and not as the Parent’s or Affiliated Party’s exclusive property, including, without limitation conducting no collection activities outside the ordinary course of business with respect thereto;

Provided, that, any financing obtained by the Parent or Affiliated Party with respect to any Obligations purchased by the Parent or an Affiliated Party in connection with the above subparagraphs (a) through (f) subsequent to the Financier’s rejection of a Finance Request submitted in connection therewith may not be requested on economic terms more favorable to the lender(s) than those permitted to be offered to the Financier pursuant to the Finance Request so rejected.

5. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated by Grantors prior to the Termination Date if either:

(a) all of the following conditions precedent shall have been satisfied:

(1) Not less than twenty-four (24) calendar months shall have elapsed since the date of this Agreement;

(2) There shall have occurred, at any time after the date of this Agreement, a “change of control” which, for the purposes of this Agreement, means any event, circumstance or occurrence that results in a person or entity other than Michael J. Barrist or any affiliate of Michael J. Barrist owning more than fifty percent (50%) of the issued and outstanding equity interests in NCOG, its successors and assigns;

(3) NCOG, its successors and assigns, shall have requested that the Lender or its affiliates terminate their agreements to consider making any future loans under any Credit Agreement or investments under any Joint Venture Agreement;

(4) NCOG, its successors and assigns, shall have agreed to pay or cause the Borrowers and NCO Venturers to pay a termination fee (the “Termination Fee”) equal to the product of (y) $250,000 and (z) the number of calendar months (or portion thereof) remaining between the effective date of any such termination and the Termination Date, which Termination Fee shall be secured by all collateral securing any obligations of any Borrower under any Credit Agreement and the NCO Venturers’ interest in any assets of any Joint Venture and payable from (x) proceeds of such collateral which would otherwise be allocated to a Borrower under a Credit Agreement or an NCO Venturer under a Joint Venture Agreement, if available, or (y) other funds of the Borrowers, the NCO Venturers or NCOG; and

(5) NCOG, its successors and assigns, and/or the Borrower(s) and NCO Venturers shall have executed and delivered to the Lender a promissory note or notes evidencing the obligation to pay the Termination Fee, which shall provide for monthly payments of $250,000 each, commencing on the first day of the first month following the effective date of any such termination and continuing thereafter until paid in full and each Borrower and NCO Venturer not joining in such note or notes shall have delivered to the Lender its irrevocable guaranty of payment of such promissory note(s), each in form and content acceptable to the Lender.

Or

(b) by June 30, 2006: (1) an affiliate of Borrower (“RMA Portfolio Buyer”) has not consummated the purchase of certain portfolios (such portfolios, collectively, the “RMA Portfolio”) owned by Risk Management Alternatives, Inc. (“RMA”) or its affiliates, which RMA Portfolio is currently financed by Lender or an affiliate of Lender (for purposes hereof, “RMA Lender”), or (2) RMA Lender has not entered into that certain Consent and Acknowledgment among RMA Lender, RMA and Risk Management Alternatives Portfolio Services, LLC, in conjunction with the sale of the RMA Portfolio to the RMA Portfolio Buyer (the “Consent and Acknowledgment”), which provides that the Contingent Payment (as defined in the Consent and Acknowledgment) payable to the RMA Lender as part of the Final Distribution (as defined in the Consent and Acknowledgment) shall be $4,000,000, or (3) Lender has not agreed to finance the purchase of the RMA Portfolio by the RMA Portfolio Buyer pursuant to the terms of the Credit Agreement with NCOP Capital as amended as the date hereof, in which case the Grantors may terminate this Agreement without owing any termination fee upon written notice to Lender (the date such notice is delivered to Lender, the “Early Termination Date”); provided, however, that:

(1) the applicable Grantors set forth below shall pay to Lender, and the Lender shall pay to such Grantors, the amount of compensation lost by the other as a result of amendments to the Credit Agreements as contemplated hereby and by that certain letter agreement between Lender and NCO Financial Systems, Inc. dated June 30, 2005 (collectively, the “Amended Credit Agreements”), which compensation shall be payable on the Early Termination Date and calculated as follows:

(i) NCO Financial Systems, Inc. shall pay to Lender $164,000 representing the amount paid by Lender to it pursuant to the referenced letter agreement;

(ii) The Grantors shall pay to Lender an amount equal to the termination fee, if any, that would have been due Lender under the Original Agreement had this Agreement not replaced the Original Agreement;

(iii) Each Borrower or Affiliated Party (as applicable) shall pay to Lender the amount of any residual payment Lender would have received with respect to all loans made by Lender to such Borrower or Affiliated Party from and after July 1, 2005 (collectively, the “Post-Amendment Loans”) as if Lender’s Contingent Payment Percentage had been thirty-five percent (35%), calculated through the Early Termination Date;

(iv) Lender shall pay each Borrower’s or Affiliated Party’s (as applicable) equityholder an amount equal to the difference by which eighty percent (80%) of the Total Cost of each Asset Pool acquired with a Post-Amendment Loan exceeds the amount funded by Lender with regard to such Asset Pool (the “Funding Difference”); and

(v) Lender shall pay each Borrower’s or Affiliated Party’s (as applicable) equityholder an amount equal to the interest that would have accrued on the Funding Difference with respect to each Asset Pool as if interest had accrued at the rates provided in the Credit Agreements as they existed prior to June 30, 2005 (the Base Rate plus three and a quarter percent (3.25%)) (the “Prior Rate”); and

(2) effective as of the Early Termination Date, (A) Lender shall recalculate and reset the outstanding principal balance of each Post-Amendment Loan by crediting all collections received with regard to such Post-Amendment Loan as if Lender had funded eighty percent (80%) and the applicable Borrower or Affiliated Party had funded twenty percent (20%) of the Total Costs of the related Asset Pool and interest on all such funding had accrued at the Prior Rate through the Early Termination Date (which recalculation and resetting will result in the outstanding principal balance of each Post-Amendment Loan being higher than it would have been had Lender and the applicable Borrower or Affiliated Party funded the respective percentages of the Total Cost of such Asset Pool set forth in the Amended Credit Agreements and accrued interest at the rate set forth therein), and (B) the terms of each Post-Amendment Loan shall be deemed amended during the remaining portion of the term of such Post-Amendment Loan such that the respective percentages of the Total Cost of such Asset Pool shall be as set forth in clause (A) above and such that (y) the interest rate applicable to such Post-Amendment Loan shall be the Prior Rate, and (z) the Contingent Payment Percentage applicable to such Post-Amendment Loan shall be thirty-five percent (35%).

The parties acknowledge and agree that the purpose of the preceding paragraph 5(b) is to compensate each party upon termination of this Agreement in a manner in which such party would have been compensated had the Amended Credit Agreements never taken effect and, accordingly, the parties agree that if, due to circumstances not reasonably anticipated by a party as of the date hereof, the operation of paragraph 5(b) fails to so compensate a party, the parties shall negotiate in good faith with the goal of providing such compensation to such party, provided that nothing contained in this paragraph shall impair or otherwise limit the right of the Grantors to effect a termination of this Agreement so long as the Grantors make the payments to Lender described in paragraph 5(b) (which payments may be made without prejudicing the rights of the Grantors under this paragraph).

6. The Grantors, by signing below, hereby acknowledge and agree that any failure by the Grantors or any Affiliated Party (including future parties to this Agreement) to comply with the terms and conditions of this Agreement shall constitute an event of default under all Finance Agreements. The Lender and the Cargill Venturers shall be entitled to seek relief pursuant to the Finance Agreements and shall be entitled to independently seek relief for damages under this Agreement, either in equity or at law, against any Grantor, or all Grantors; provided, however, that the Lender and Cargill Venturers shall not seek money damages against any Grantor if such Grantor (i) has not breached a covenant or agreement under this Agreement, and (ii) is not an Affiliated Party of the party which has breached such covenant or agreement. Each party (for itself and its affiliates) hereby waives any right to claim or recover any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

7. The parties acknowledge that they intend to promptly enter into amendments to certain of their existing agreements, and to enter into certain new agreements in connection with new purchases of Obligations (including, without limitation, agreements to form and fund new Joint Ventures), which amendments and new agreements will be consistent with the terms and provisions of this Agreement and the other amendments and side letters entered into on this date. The parties agree to negotiate all such amendments and new agreements in good faith and to promptly enter into amendments to the Credit Agreements for Lakes and NCOP I, which amendments will contain modifications conforming the relevant provisions thereof to the modifications contained in the amendment to the Credit Agreement for NCOP Capital entered into on this date.

8. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together, shall constitute but one and the same instrument. This Agreement shall be binding upon the Grantors and their respective representatives, successors and assigns.

[Signature page follows]

By signing this Agreement below, the signatories agree to be bound by its terms and conditions as of the date first written above.

Very truly yours,

NCOP LAKES, INC.	NCO FINANCIAL SYSTEMS, INC.

By /s/ Michael J. Barrist	By /s/Michael J. Barrist

Its CEO	Its CEO

NCO PORTFOLIO MANAGEMENT, INC.	NCO GROUP, INC.

By /s/ Michael J. Barrist	By /s/ Michael J. Barrist

Its CEO	Its CEO

NCOP CAPITAL, INC.	NCOP CAPITAL I, LLC.

By /s/ Michael J. Barrist	By /s/Michael J. Barrist

Its CEO	Its CEO

Accepted and agreed to as of June 30, 2005.

CFSC CAPITAL CORP. XXXIV

By /s/

Its Senior Vice President

Signature Page to Exclusivity Agreement

EXHIBIT A

Advance Rates/ equity participations/residual sharing etc.

1.	For US-based consumer portfolio opportunities equal to or greater than $1,000,000, but less than $4,000,000, the parties shall participate on an equity basis in an entity to be formed, with the Cargill Venturer providing 25% of the equity, and the NCO Venturer providing 75% of the equity. No cross collateralization to other loans or investments. The NCO Venturer or its affiliate will be the managing member of the Joint Venture. The Cargill Venturer may, in its sole discretion, agree to an equity allocation more favorable to an NCO Venturer on a transaction-by-transaction basis. All other terms shall be negotiated by the parties in good faith including, without limitation, the negotiation of the servicing fee.

2.	For US-based consumer portfolio opportunities equal to or greater than $4,000,000, the parties shall participate with Lender providing the capital under the Credit Agreement between Lender and NCOP Capital dated November 26, 2002, as amended, up to 70% of the acquisition price as debt, which would bear interest at one-month LIBOR or three-month LIBOR, at the discretion of the Borrower, plus 2.50% per annum. NCOP Capital would contribute the remaining amount of the acquisition price on an equity basis with a preferred return the same as Lender. After repayment of loans to Lender, NCOP Capital and Lender will share residual proceeds from these portfolios on a 72% (NCOP Capital) / 28% (Lender) basis. The Lender may, in its sole discretion, agree to an interest rate, an advance rate and a residual interest allocation more favorable to a Borrower on a transaction-by-transaction basis. All other terms shall be negotiated by the parties in good faith including, without limitation, the negotiation of the servicing fee.

3.	For non US-based consumer portfolio opportunities the parties shall work in good faith to create entities and a structure that represents economic terms that equate to a 50% / 50% sharing by a Cargill Venturer and an NCO Venturer of investments and profits taking into consideration appropriate changes for lending, consumer protection, tax and other local laws of the applicable country, as well as currency and foreign exchange risk and expatriation issues. No cross collateralization to other loans or investments. An affiliate of the NCO Venturer will be the managing member of each such Joint Venture. The Cargill Venturer may, in its sole discretion, agree to an equity allocation more favorable to an NCO Venturer on a transaction-by-transaction basis. All other terms shall be negotiated by the parties in good faith including, without limitation, the negotiation of the servicing fee.

4.	For health-care portfolio opportunities, the parties shall participate on an equity basis in an entity to be formed, with a Cargill Venturer providing 50% of the equity, and an NCO Venturer providing 50% of the equity. No cross collateralization to other loans or investments. The NCO Venturer will be the managing member of the Joint Venture. The Cargill Venturer may, in its sole discretion, agree to an equity allocation more favorable to an NCO Venturer on a transaction-by-transaction basis. All other terms shall be negotiated by the parties in good faith including, without limitation, the negotiation of the servicing fee.

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